Exhibit 99

August 12, 2009

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2009 EARNINGS

Wheeling, WV, August 12, 2009–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2009 was reported at $546,225 or $.34 per share, compared to $511,217 or $.32 per share reported for the same period a year earlier. The increase in earnings during the second quarter of 2009 compared to 2008 was primarily attributed to increases in net interest income and noninterest income, offset in part by increases in noninterest expenses, income taxes and the provision for loan losses. Noninterest income increased $155,374 or 46.6% for the three months ended June 30, 2009 as compared to same period of the prior year and was due to the change in the net gains (losses) on sales of investment securities combined with the increase in other operating income, offset in part by the decreases in service charges and other fee income. During the second quarter of 2009 over 2008, net interest income increased $116,620 or 5.7% and was primarily due to the decrease in the interest paid on interest bearing liabilities, offset in part by the decreases in the interest earned on federal funds sold, other interest income, and dividends. Noninterest expenses rose $214,747 or 12.5% during the three month period ended June 30, 2009 as compared to the same period in 2008 primarily due to the increases in other operating expenses and salary and employee benefits expenses.

For the six months ended June 30, 2009, net income was reported at $1,069,819 or $.67 per share compared to $1,147,558 or $.72 per share reported for the same period in 2008. The decline in net income for the six months ended June 30, 2009 as compared to the same period in 2008 of $77,739 or 6.8% was primarily the result of increases in noninterest expenses and in the provision for loan losses combined with the decrease in noninterest income, offset in part by the increase in net interest income and a decrease in income tax expense. As compared to the same period in the prior year, noninterest expenses increased $189,288 or 5.4% primarily due to the increases in other operating expenses, as well as increases in salary and employee benefits expense, and occupancy expenses. Noninterest income fell $15,603 or 2.0% primarily due to the decline in service charges and fees earned on deposit accounts combined with the decrease in other operating income, which were offset in part by the net change in the gains (losses) on sales of investment securities. Net interest income increased $97,342 or 2.3%, primarily due to the decrease in the interest expense paid on interest bearing liabilities combined with the increase in the interest earned on investment securities, offset in part by the decline in the interest and fees earned on loans.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30, 2009	December 31, 2008
AT PERIOD END
Total Assets	$270,113	$258,164
Total Deposits	214,053	206,385
Total Loans	129,212	124,635
Total Investment Securities	117,018	112,366
Shareholders’ Equity	29,121	28,737
Shareholders’ Equity Per Share of Common Stock	18.32	18.08

(Unaudited, in thousands, except share and per share data)	June 30, 2009	June 30, 2008
FOR THE THREE MONTHS ENDED
Net income	546	511
Provision for Loan Losses	10	—
Earnings Per Share of Common Stock*	.34	.32
Dividends Per Share of Common Stock*	.19	.19
Return on Average Assets	.82%	.80%
Return on Average Equity	7.78%	7.56%

FOR THE SIX MONTHS ENDED
Net income	1,070	1,148
Provision for Loan Losses	10	—
Earnings Per Share of Common Stock*	.67	.72
Dividends Per Share of Common Stock*	.38	.37
Return on Average Assets	.82%	.90%
Return on Average Equity	7.69%	8.53%

Average shares outstanding	1,589,411	1,589,411

*	Adjusted for the 4 percent common stock dividend to shareholders of record October 1, 2008.

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”